Exhibit 12
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                                  THE NARRAGANSETT ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)
                                             (Unaudited)
                                    12 Months
                                      Ended
                              September 30, 1996                          Years Ended December 31,
                                    Actual                    -------------------------------------------------------------
                                   (Unaudited)  1995        1994        1993       1992         1991
                                --------------  ----        ----        ----       ----         ----
                                                                    (In Thousands)
Net Income                           $22,723    $23,910     $14,589     $14,274    $21,052     $16,820
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Add income taxes and fixed charges
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 Current federal income taxes          9,311      7,212       1,020       2,183      4,608       1,558
 Deferred federal income taxes         1,283      3,512       3,930       2,199      4,560       5,528
 Investment tax credits - net           (500)      (503)       (508)       (508)      (507)       (500)
 Interest on long-term debt           17,214     16,627      14,334      12,715     13,290      12,581
 Interest on short-term debt and other 3,277      3,663       2,897       2,074      1,277       2,500
                                                -------     -------     -------    -------     -------   -------

Net earnings available for fixed charges        $53,308     $54,421     $36,262    $32,937     $44,280   $38,487
                                                -------     -------     -------    -------     -------   -------
Fixed charges:
 Interest on long-term debt          $17,214    $16,627     $14,334     $12,715    $13,290     $12,581
 Interest on short-term debt and other 3,277      3,663       2,897       2,074      1,277       2,500
                                                -------     -------     -------    -------     -------   -------

                                        Total fixed charges $20,491     $20,290    $17,231     $14,789   $14,567        $15,081
                                                =======     =======     =======    =======     =======   =======

Ratio of earnings to fixed charges     $2.60       2.68        2.10        2.23       3.04        2.55
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